SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 17, 2009

USA TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Pennsylvania	001-33365	23-2679963

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Deerfield Lane, Suite 140
Malvern, Pennsylvania 19355
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: 610-989-0340

n/a
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

As previously disclosed, on July 13, 2009, USA Technologies, Inc. (“USAT”) commenced a transferable subscription rights offering pursuant to a Registration Statement on Form S-1 (No. 333-159467). Pursuant to the rights offering, USAT distributed, at no charge to the holders of its common stock as of 5:00 p.m., New York City time, on July 10, 2009, and at no charge to two of its warrant holders who were entitled to participate in the  rights offering pursuant to the terms of the warrants held by such warrant holders, transferable subscription rights to subscribe for shares of common stock and attached warrants to purchase additional shares of common stock. The subscription rights offering will expire at 5:00 p.m., New York City time, on July 31, 2009, which date may be extended for up to an additional 30 trading days in USAT’s sole discretion.

On July 17, 2009, USAT reduced the subscription exercise price of the rights from $2.50 to $2.00 per right. As a result of this reduction, the exercise price of the warrants which will be issued in connection with the exercise of the subscription rights has also been reduced from $2.75 to $2.20 per share of common stock.

The maximum amount of subscription proceeds to be raised by USAT in connection with the subscription rights offering will remain $15,000,000, and the maximum number of shares of common stock issuable upon exercise of the subscription rights will now be 7,500,000 shares and warrants to purchase up to 7,500,000 shares of common stock.

Holders of the transferable subscription rights who have exercised their subscription rights at $2.50 per right will be considered to have exercised their subscription rights at $2.00 per right and will receive an appropriate refund, without interest, as soon as practicable after the subscription rights offering has expired.

SIGNATURES

Pursuant to the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

USA TECHNOLOGIES, INC.

Dated: July 20, 2009	By:	/s/ George R. Jensen, Jr.
George R. Jensen, Jr.,
Chief Executive Officer